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                                                                  EXHIBIT 23(A)


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Summit Bancorp:

We consent to incorporation by reference in the registration statement on Form S-4 Amendment No. 3 of FleetBoston Financial Corporation of our report dated January 18, 2000 relating to the consolidated balance sheets of Summit Bancorp and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 10-K of Summit Bancorp. We also consent to the reference to our Firm under the caption "Experts".

                                               /s/ KPMG LLP

Short Hills, New Jersey
January 24, 2001